AMENDMENT TO ADMINISTRATION AND
SHAREHOLDER SERVICES AGREEMENT

This Amendment, effective as of the 1st day of December, 2010, made by and between Matthews International Funds (the “Trust”) and Matthews International Capital Management, LLC (“Matthews,” and together with the Trust, the “Parties”).

Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Administration and Shareholder Services Agreement, dated as of August 31, 2004, as amended August 12, 2005, August 11, 2006, August 31, 2007, September 15, 2008 and November 30, 2010, by and between the Trust and Matthews (the “Agreement”).

WITNESSETH THAT:

WHEREAS, the Parties originally entered into the Agreement, wherein Matthews agreed to provide certain services to the Trust; and

WHEREAS, the Parties wish to further amend the Agreement to revise Exhibit B to add a breakpoint, resulting in a lower fee rate for amounts over $15 billion.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the Parties hereto, intending to be legally bound, do hereby agree as follows:

Exhibit B to the Agreement is hereby amended and replaced with the new Exhibit B attached hereto. The Agreement will otherwise remain in full force and effect.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement consisting of one typewritten page, together with the updated Exhibit B, to be signed by their duly authorized officers as of the day and year first above written.

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL
CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	/s/ William J. Hackett
Fame: John P. McGowan		Name: William J. Hackett
Title: Vice President and Secretary		Title: Chief Executive Officer
Date: December 1, 2010		Date: December 1, 2010

EXHIBIT B

MATTHEWS INTERNATIONAL FUNDS
ADMINISTRATION AND SHAREHOLDER SERVICE FEE SCHEDULE

(amended effective December 1, 2010)

The Administration and Shareholder Service Fee for the Fund Complex is as follows:

Portfolio Value of the Funds	Administration and Shareholder Service Fee on the Specified Portion of the Portfolio Value of the Funds, expressed as a Percent of Portfolio Value of the Funds (Not to Exceed)

$0 to $2 Billion	0.25% of average daily net assets
Over $2 Billion to $5 Billion	0.1834% of average daily net assets
Over $5 Billion to $7.5 Billion	0.15% of average daily net assets
Over $7.5 Billion to $15 Billion	0.125% of average daily net assets
Over $15 Billion	0.11% of average daily net assets

MATTHEWS INTERNATIONAL FUNDS		MATTHEWS INTERNATIONAL
CAPITAL MANAGEMENT, LLC

By:	/s/ John P. McGowan	/s/ William J. Hackett
Fame: John P. McGowan		Name: William J. Hackett
Title: Vice President and Secretary		Title: Chief Executive Officer
Date: December 1, 2010		Date: December 1, 2010